Exhibit 99.1

WHITE MOUNTAINS REPORTS BOOK VALUE PER SHARE OF $343

HAMILTON, Bermuda (February 2, 2006) – White Mountains Insurance Group, Ltd. ended the fourth quarter with a fully converted tangible book value per share of $343, up 2% for the year, including dividends.

For the full year 2005, adjusted comprehensive net income was $68 million compared to $539 million in 2004.  There was an adjusted comprehensive net loss for the quarter of $11 million, compared to adjusted comprehensive net income of $233 million in the fourth quarter of the prior year.

The following after-tax items impacted the fourth quarter of 2005:

•                  $91 million in losses from hurricanes Katrina ($44 million), Rita ($10 million), and Wilma ($37 million).  For Katrina and Rita, these losses are in addition to the amounts reported in the third quarter, when the storms hit.  In the case of Wilma, the storm occurred in the fourth quarter.

•                  $52 million decrease in the value of the Company’s investment in Montpelier Re, net of dividends received.

•                  $35 million gain recognized from the settlement of OneBeacon’s retiree benefit plan through the funding of an independent trust to provide benefits for covered participants.

•                  $36 million net reserve increase at OneBeacon.

CEO Steve Fass said, “Due to the hurricane losses, primarily at White Mountains Re, which totaled $288 million after-tax for the year, and the $104 million after-tax decrease in the value of our Montpelier Re holdings for the year, our return in 2005 was well below our target.  These losses mask the very strong underwriting results produced by OneBeacon and Esurance’s good year with premium growth of 75%.  As we look to 2006, the hurricanes have already had a significant impact on reinsurance pricing and capacity.  Property rates in cat-exposed areas have increased substantially and rates in other locales are also rising, though less dramatically.  We are well positioned to capitalize on these trends due to our strong financial condition, large capacity and broad reinsurance platform.”

Net income for the year was $269 million, compared to $419 million in the prior year.  Net income for the quarter was $12 million, compared to $165 million in the same quarter of 2004.

OneBeacon

OneBeacon’s pretax income for 2005 was $435 million, compared to $391 million in 2004. The GAAP combined ratio was 98%, versus 99% in 2004. For the fourth quarter of 2005, pretax income was $38 million with a GAAP combined ratio of 94%. For the comparable period of 2004, pretax income was $119 million with a GAAP combined ratio of 97%. The GAAP combined ratio benefited by 3 points for the year and 11 points for the quarter from the funding of the retiree benefit trust and was negatively impacted by the same amounts from the net reserve increase in OneBeacon’s runoff operations.  These actions, together with a rebalancing of reserves between OneBeacon’s ongoing and runoff operations, had the effect of lowering the combined ratios for OneBeacon’s ongoing business segments.

Net written premiums were $2.1 billion and $462 million for the full year and fourth quarter, respectively, down 14% and 11% from the comparable prior year periods.  The decline in premium volume was partially due to the sale of the renewal rights for OneBeacon’s legacy New York commercial business in late 2004 and the one-time premium increase in 2004 from the assumption of unearned premiums in the Atlantic Specialty acquisition.  In addition, personal lines premium decreased due to lower volumes in Massachusetts, New York, and New Jersey.

Mike Miller, CEO of OneBeacon said, “We were able to achieve our third consecutive year of an underwriting profit despite record industry catastrophe losses. In our continuing effort to maintain a conservative balance sheet, we increased our reserves modestly in the quarter. Our sound balance sheet and focus on underwriting position us well for 2006.”

White Mountains Re

White Mountains Re’s pretax loss for 2005 was $35 million, compared to pretax income of $87 million in 2004.  The GAAP combined ratio for the year was 118% in 2005, versus 104% in 2004. For the fourth quarter of 2005, White Mountains Re’s pretax loss was $23 million with a GAAP combined ratio of 127%. For the comparable period of 2004, pretax income was $48 million with a GAAP combined ratio of 104%.  The aforementioned storms were the primary reason for the losses in 2005. Net written premiums were $1.3 billion and $270 million for the full year and fourth quarter, respectively, up 5% and 8% from the comparable prior year periods.  The increase in full year premiums reflects the acquisition of Sirius in April 2004.

For 2006, White Mountains Re renewed its quota-share reinsurance arrangements with Olympus Re on modified terms.  Under the revised arrangements, Folksamerica cedes up to 35% of its short-tailed excess of loss business to Olympus Re and a newly-formed reinsurer, Helicon, in exchange for an override commission.  The combined pro-forma capital of Olympus Re and Helicon at January 1, 2006 was approximately $330 million.

Steve Fass added, “In addition to the losses from Wilma, we added to our estimates for Katrina and Rita in the quarter, reflecting the additional knowledge gained since November on the specific accounts where we provide coverage.  Also, we made an additional $100 million capital contribution to our Folksamerica subsidiary in the quarter, bringing the total capital support provided since the storms to $250 million.  This, coupled with the reinsurance support provided by the recapitalized Olympus and the newly created Helicon, positions us well to fully participate in the improved marketplace.”

Esurance

Esurance’s pretax loss for 2005 was $13 million, with a pretax loss of $9 million recorded in the fourth quarter.   In 2004, Esurance recorded net income of $4 million for both the full year and the fourth quarter.  The losses in the 2005 periods were the result of higher acquisition expenses, the impact of the Gulf hurricanes, particularly Wilma, and compensation accruals for a new long-term incentive plan adopted during the third quarter.  As a result of these increased expenses, the GAAP combined ratio was 109% for the full year 2005 and 113% in the fourth quarter, compared to 102% and 99% for the respective periods of the prior year.  However, the loss ratio for 2005 was 67%, two points better than the prior year, while net written premiums grew 75% for the year and 73% for the quarter.

Gary Tolman, CEO of Esurance, stated, “We achieved our objective for the year, aggressively growing our policyholder base while maintaining strong loss results.  We reported a 2 point reduction in our loss ratio while increasing premium 75% year-over-year.  The expense ratio was driven higher by an increase in our acquisition cost per policy associated with our expansion of offline marketing programs. With continued excellent loss results and sustained premium growth, we are further building our intrinsic business value.”

Other Operations

White Mountains’ Other Operations reported a pretax loss of $126 million for the full year 2005, compared to a pretax loss of $235 million in 2004. For the fourth quarter, the segment reported a pretax loss of $30 million versus $55 million in the comparable period of 2004. The lower losses in 2005 reflected lower compensation expense and the benefit of the special dividend from Montpelier Re received in the first quarter of 2005, offset by losses in the value of the Montpelier Re investment reported in this segment.

Investment Activities

The GAAP pretax total return on invested assets in 2005 was 2.1% for the year and 0.3% for the fourth quarter, compared to 7% and 3%, respectively, for the comparable periods of 2004.

Mark Dorcus, President of White Mountains Advisors, said, “The results in 2005 were a mixed bag.  Our equity portfolio returned 8%, which was much better than the S&P.  This was achieved despite the fact that our largest position, Montpelier, had a significant decline.  On the fixed income side, we maintained a short duration, high quality portfolio, which performed consistent with its characteristics, while our exposure to the Swedish krona through Sirius detracted from our returns due to the strengthening of the dollar.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-K with the Securities and Exchange Commission on or before March 16, 2006 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive net income is a non-GAAP measure that excludes the change in net unrealized gains from Symetra’s fixed maturity portfolio from comprehensive net income.  GAAP requires these assets to be marked-to-market, which results in gains during periods when interest rates fall and losses in periods when interest rates rise.  Because the liabilities related to the life insurance and structured settlement products that these assets support are not marked to market, it is likely that the economic impact on Symetra would be the opposite of that shown under GAAP  (i.e., in general, Symetra’s intrinsic value increases when interest rates rise and decreases when interest rates fall).  The reconciliation of adjusted comprehensive net income to comprehensive net income is included on page 7.

Fully converted tangible book value per share is a non-GAAP measure which is derived by expanding the GAAP book value per share calculation to include the effects of assumed conversion of all convertible securities and to exclude any unamortized goodwill and net unrealized gains from Symetra’s fixed maturity portfolio.  The reconciliation of fully converted tangible book value per share to book value per share is included on page 6.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                                          growth in book value per share or return on equity;

•                                          business strategy;

•                                          financial and operating targets or plans;

•                                          incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                                          projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                          expansion and growth of our business and operations; and

•                                          future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                          claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                                          the continued availability of capital and financing;

•                                          general economic, market or business conditions;

•                                          business opportunities (or lack thereof) that may be presented to it and pursued;

•                                          competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                                          changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                                          an economic downturn or other economic conditions adversely affecting its financial position;

•                                          recorded loss reserves subsequently proving to have been inadequate;

•                                          other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	December 31,	September 30,	December 31,
	2005	2005	2004
Assets

Fixed maturity investments	$7,582.7	$7,594.2	$7,900.0
Short-term investments	727.8	1,027.3	1,058.2
Common equity securities	967.8	1,000.1	1,043.9
Other investments	588.1	507.1	527.4

Total investments	9,866.4	10,128.7	10,529.5

Reinsurance recoverable on unpaid losses	5,025.7	4,824.0	3,797.4
Reinsurance recoverable on paid losses	77.0	103.3	92.0
Funds held by ceding companies	620.4	707.6	943.8
Insurance and reinsurance premiums receivable	1,014.3	1,039.7	942.2
Securities lending collateral	674.9	786.9	593.3
Investments in unconsolidated insurance affiliates	479.7	486.8	466.6
Deferred acquisition costs	288.4	308.3	308.2
Ceded unearned premiums	200.7	242.2	224.1
Accounts receivable on unsettled investment sales	21.7	27.0	19.9
Other assets	1,148.9	1,141.3	1,098.1

Total assets	$19,418.1	$19,795.8	$19,015.1

Liabilities

Loss and loss adjustment expense reserves	$10,231.2	$10,102.6	$9,398.5
Reserves for structured contracts	224.6	268.3	375.9
Unearned insurance and reinsurance premiums	1,582.0	1,717.9	1,739.4
Debt	779.1	775.2	783.3
Securities lending payable	674.9	786.9	593.3
Preferred stock subject to mandatory redemption	234.0	227.9	211.9
Ceded reinsurance payable	204.5	219.1	201.4
Funds held under reinsurance treaties	171.4	169.9	155.4
Accounts payable on unsettled investment purchases	43.4	162.8	30.9
Other liabilities	1,439.8	1,482.4	1,641.2

Total liabilities	15,584.9	15,913.0	15,131.2

Common Shareholders’ Equity

Common shares and paid-in surplus	1,725.3	1,726.9	1,725.8
Retained earnings	1,878.7	1,888.0	1,695.9
Accumulated other comprehensive income (loss), after tax:
Net unrealized gains on investments	230.8	249.4	359.5
Equity in net unrealized gains from Symetra’s fixed maturity portfolio	24.2	39.4	56.6
Net unrealized foreign currency translation gains (losses) and other	(25.8)	(20.9)	46.1

Total common shareholders’ equity	3,833.2	3,882.8	3,883.9

Total liabilities and common shareholders’ equity	$19,418.1	$19,795.8	$19,015.1

Common shares outstanding (000’s)	10,779	10,774	10,773
Common and equivalent shares outstanding (000’s)	10,814	10,818	10,819

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY CONVERTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	December 31,	September 30,	December 31,	September 30,
	2005	2005	2004	2004
Book value per share numerators (in millions):

Common shareholders’ equity	$3,833.2	$3,882.8	$3,883.9	$3,635.9
Benefits to be received from share obligations under employee benefit plans	5.1	6.5	6.7	7.1
Remaining adjustment of subsidiary preferred stock to face value	(86.0)	(92.1)	(108.1)	(112.9)
Book value per share numerator	3,752.3	3,797.2	3,782.5	3,530.1
Less: Equity in net unrealized gains from Symetra’s fixed maturity portfolio	(24.2)	(39.4)	(56.6)	(48.1)
Less: Goodwill	(24.4)	(25.4)	(20.0)	(20.0)
Fully converted tangible book value per common and equivalent share numerator	$3,703.7	$3,732.4	$3,705.9	$3,462.0

Book value per share denominators (in thousands of shares):

Common Shares outstanding	10,779.2	10,773.7	10,772.8	10,769.4
Share obligations under employee benefits plans	34.3	44.3	46.5	50.0
Fully converted tangible book value per common and equivalent share denominator	10,813.5	10,818.0	10,819.3	10,819.4

Book value per common and equivalent share	$347.00	$351.01	$349.60	$326.28
Fully converted tangible book value per common and equivalent share	$342.51	$345.02	$342.52	$319.98

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Earned insurance and reinsurance premiums	$917.8	$999.1	$3,798.6	$3,820.5
Net investment income	102.2	113.3	491.5	360.9
Net realized investment gains (losses)	(39.2)	71.3	80.1	181.1
Other revenue	44.8	64.4	229.2	190.5
Total revenues	1,025.6	1,248.1	4,599.4	4,553.0

Expenses:
Loss and loss adjustment expenses	739.1	656.6	2,858.2	2,591.1
Insurance and reinsurance acquisition expenses	188.3	199.2	761.2	744.4
Other underwriting expenses	72.7	133.7	428.9	520.4
General and administrative expenses	18.1	106.9	156.8	309.3
Accretion of fair value adjustment to loss and loss adjustment expense reserves	8.8	10.2	36.9	43.3
Interest expense on debt	9.7	13.5	44.5	49.1
Interest expense - dividends on preferred stock subject to mandatory redemption	7.6	7.6	30.3	30.3
Interest expense - accretion on preferred stock subject to mandatory redemption	6.0	4.7	22.1	17.3
Total expenses	1,050.3	1,132.4	4,338.9	4,305.2

Pretax income (loss)	(24.7)	115.7	260.5	247.8
Income tax benefit (provision)	31.0	18.7	(25.1)	(47.0)
Net income before equity in earnings of unconsolidated affiliates and extraordinary item	6.3	134.4	235.4	200.8
Equity in earnings of unconsolidated insurance affiliates	5.9	10.6	33.6	37.4
Net income before extraordinary item	12.2	145.0	269.0	238.2
Excess of fair value of acquired net assets over cost	—	19.8	—	180.5
Net income	12.2	164.8	269.0	418.7
Change in net unrealized gains on investments	(33.8)	38.9	(161.1)	130.1
Change in foreign currency translation and other	(4.9)	37.8	(71.9)	46.4
Comprehensive net income (loss)	(26.5)	241.5	36.0	595.2
Deduct: Change in net unrealized gains and losses from Symetra’s fixed maturity portfolio	15.2	(8.5)	32.4	(56.6)
Adjusted comprehensive net income (loss)	$(11.3)	$233.0	$68.4	$538.6

Basic earnings per share:
Net income before extraordinary item	$1.13	$13.48	$25.00	$24.05
Net income	1.13	15.31	25.00	42.28

Diluted earnings per share:
Net income before extraordinary item	$.86	$13.48	$24.60	$22.67
Net income	.86	15.31	24.60	39.92

Dividends declared and paid per common share	$2.00	$—	$8.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENT

(in millions)

(Unaudited)

For the Year Ended December 31, 2005

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$2,118.4	$1,371.6	$306.8	$1.8	$3,798.6
Net investment income	238.1	148.9	9.8	94.7	491.5
Net realized investment gains (losses)	109.3	58.8	2.1	(90.1)	80.1
Other revenue	134.0	33.5	3.0	58.7	229.2

Total revenues	2,599.8	1,612.8	321.7	65.1	4,599.4
Expenses:
Loss and loss adjustment expenses	1,401.5	1,237.9	206.2	12.6	2,858.2
Insurance and reinsurance acquisition expenses	390.7	279.6	90.8	0.1	761.2
Other underwriting expenses	283.1	107.0	37.2	1.6	428.9
General and administrative expenses	88.4	12.4	—	56.0	156.8
Accretion of fair value adjustment to loss and lae reserves	—	10.9	—	26.0	36.9
Interest expense on debt	1.4	0.4	—	42.7	44.5
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	52.4	52.4

Total expenses	2,165.1	1,648.2	334.2	191.4	4,338.9

Pretax income (loss)	$434.7	$(35.4)	$(12.5)	$(126.3)	$260.5

For the Year Ended December 31, 2004

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$2,378.5	$1,265.5	$176.5	$—	$3,820.5
Net investment income	221.4	98.5	3.5	37.5	360.9
Net realized investment gains	129.6	29.6	1.1	20.8	181.1
Other revenue	141.8	36.1	2.2	10.4	190.5

Total revenues	2,871.3	1,429.7	183.3	68.7	4,553.0
Expenses:
Loss and loss adjustment expenses	1,545.2	918.9	122.4	4.6	2,591.1
Insurance and reinsurance acquisition expenses	442.3	271.8	30.3	—	744.4
Other underwriting expenses	369.2	122.9	26.8	1.5	520.4
General and administrative expenses	122.2	15.1	—	172.0	309.3
Accretion of fair value adjustment to loss and lae reserves	—	10.1	—	33.2	43.3
Interest expense on debt	1.0	3.8	—	44.3	49.1
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	47.6	47.6

Total expenses	2,479.9	1,342.6	179.5	303.2	4,305.2

Pretax income (loss)	$391.4	$87.1	$3.8	$(234.5)	$247.8

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENT

(in millions)

(Unaudited)

For the Three Months Ended December 31, 2005

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$496.4	$327.6	$93.8	$—	$917.8
Net investment income	46.4	39.8	3.3	12.7	102.2
Net realized investment gains (losses)	(37.3)	27.8	(1.2)	(28.5)	(39.2)
Other revenue	35.1	3.1	0.7	5.9	44.8

Total revenues	540.6	398.3	96.6	(9.9)	1,025.6
Expenses:
Loss and loss adjustment expenses	341.0	323.1	64.7	10.3	739.1
Insurance and reinsurance acquisition expenses	90.7	68.8	28.8	—	188.3
Other underwriting expenses	35.3	24.9	12.2	0.3	72.7
General and administrative expenses	35.7	3.4	—	(21.0)	18.1
Accretion of fair value adjustment to loss and lae reserves	—	2.3	—	6.5	8.8
Interest expense on debt	0.3	(1.3)	—	10.7	9.7
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	13.6	13.6

Total expenses	503.0	421.2	105.7	20.4	1,050.3

Pretax income (loss)	$37.6	$(22.9)	$(9.1)	$(30.3)	$(24.7)

For the Three Months Ended December 31, 2004

	OneBeacon	WM Re	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$584.0	$362.1	$53.0	$—	$999.1
Net investment income	59.7	38.3	1.3	14.0	113.3
Net realized investment gains	22.6	20.6	0.5	27.6	71.3
Other revenue	48.8	13.1	0.9	1.6	64.4

Total revenues	715.1	434.1	55.7	43.2	1,248.1
Expenses:
Loss and loss adjustment expenses	365.0	263.6	33.4	(5.4)	656.6
Insurance and reinsurance acquisition expenses	114.2	74.6	10.4	—	199.2
Other underwriting expenses	85.2	39.8	8.5	0.2	133.7
General and administrative expenses	31.4	3.5	(0.3)	72.3	106.9
Accretion of fair value adjustment to loss and lae reserves	—	3.7	—	6.5	10.2
Interest expense on debt	0.3	1.1	—	12.1	13.5
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	—	12.3	12.3

Total expenses	596.1	386.3	52.0	98.0	1,132.4

Pretax income (loss)	$119.0	$47.8	$3.7	$(54.8)	$115.7

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

Year Ended December 31, 2005

	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	64%	56%	55%	66%	90%	67%
Expense	31%	29%	38%	32%	28%	42%
Total Combined	95%	85%	93%	98%	118%	109%

Dollars in millions
Net written premiums	$840.2	$618.7	$610.9	$2,121.1	$1,304.1	$349.1
Earned premiums	$789.6	$655.9	$622.5	$2,118.4	$1,371.6	$306.8

Year Ended December 31, 2004

	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	59%	62%	56%	65%	73%	69%
Expense	31%	32%	41%	34%	31%	33%
Total Combined	90%	94%	97%	99%	104%	102%

Dollars in millions
Net written premiums	$848.5	$724.7	$807.1	$2,459.1	$1,246.3	$199.4
Earned premiums	$812.0	$723.8	$703.3	$2,378.5	$1,265.5	$176.5

Three Months Ended December 31, 2005

	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	50%	50%	46%	69%	99%	69%
Expense	26%	22%	29%	25%	28%	44%
Total Combined	76%	72%	75%	94%	127%	113%

Dollars in millions
Net written premiums	$168.4	$136.8	$143.3	$461.5	$269.9	$95.7
Earned premiums	$174.6	$155.3	$156.0	$496.4	$327.6	$93.8

Three Months Ended December 31, 2004

	OneBeacon
	Specialty	Personal	Commercial	Total (1)	WM Re	Esurance
GAAP Ratios
Loss and LAE	58%	68%	47%	63%	73%	63%
Expense	34%	31%	43%	34%	31%	36%
Total Combined	92%	99%	90%	97%	104%	99%

Dollars in millions
Net written premiums	$200.9	$164.8	$131.0	$517.5	$250.6	$55.4
Earned premiums	$205.7	$183.7	$172.7	$584.0	$362.1	$53.0

(1) Includes results from run off operations and reciprocals.

(end)